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                                                                       EXHIBIT 5





                                 March 16, 1994




Vermont Financial Services Corp.
100 Main Street
Brattleboro, VT 05301

         Re:     Registration Statement on Form S-4;
                 Proposed Merger with West Mass Bankshares, Inc.
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Dear Sir or Madam:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), by Vermont Financial Services Corp., a Delaware corporation ("VFSC"), of 1,350,375 shares of its Common Stock, $1.00 par value ("VFSC Common Stock"), the following opinion is furnished to you as an exhibit to VFSC's registration statement on Form S-4, File No. 33-72554 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about December 3, 1993.

         The Registration Statement and the Joint Proxy Statement and Prospectus included therein relate to and describe a merger of West Mass Bankshares, Inc., a Massachusetts corporation ("West Mass"), with and into VFSC (the "Merger"), pursuant to the terms of that certain Agreement and Plan of Reorganization dated as of August 24, 1993 (as amended and together with all exhibits thereto, the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, the holders of shares of West Mass Common Stock, $0.10 par value, are to receive on consummation of the Merger that number of shares of VFSC Common Stock to be determined according to the Exchange Ratio as defined in the Merger Agreement. A maximum of 1,350,375 shares of VFSC Common Stock (the "Shares") will be issued in the Merger.

         We have acted as counsel to VFSC in connection with the Merger and the preparation of the Registration Statement, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreement, corporate records, certificates and statements of officers of VFSC and its independent public accountants and of public officials, and such other documents as we have considered necessary in order to furnish the opinion hereinafter set forth. We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.
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         Based upon and subject to the foregoing, we are of the opinion that when the Registration Statement has become effective under the Act and when all other governmental approvals requisite to the consummation of the Merger as described in the Registration Statement have been granted, upon issuance of the Shares pursuant to the terms and conditions of the Merger Agreement, such Shares will be, duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm made therein under the caption "Experts."

                                                   Very truly yours,

                                              /s/  Sullivan & Worcester

                                                   SULLIVAN & WORCESTER